Exhibit 10.1

18 April 2019

Mr. Terry Barr

Managing Director

Samson Oil& Gas Limited

Level 16, AMP Building,

140 St Georges Terrace,

Perth WA 6000

By email: Terry.Barr@SamsonOilandGas.com

Dear Terry,

PROVISION OF DIRECTOR, COMPANY SECRETARIAL, REGISTERED OFFICE AND ACCOUNTING SERVICES: SAMSON OIL & GAS LTD

Minerva Corporate Pty Ltd (“Minerva”) is pleased to offer the director, company secretarial, registered office and accounting services to Samson Oil& Gas Ltd (“SSN”). The scope of services and fees are as illustrated below.

Director & Company Secretarial Services

I will nominate myself to fill the vacancy of the Board of SSN as a director and also fulfil the role of company secretary for a monthly fee of $6,666.67 (plus GST). These services include, but are not limited to, the following:

•	Participation of Board & Board committees’ meetings, strategy discussions and all other necessary work to fulfil the role of a director of SSN;
•	Preparation of the agenda for each directors’ and Board Committees’ meeting
•	Preparation of the minutes for each directors’ and Board Committees’ meeting
•	Attendance (physical or by way of teleconference) at directors’ and Board Committees’ meetings
•	Attendance at Annual General Meetings
•	Assistance with drafting Notice of General Meeting documents
•	Drafting and lodgement of ASIC documents as required
•	Liaising with registry and ASIC as required
•	Assistance in reviewing announcements and reports for compliance purposes
•	Liaise with the Company’s lawyers, auditors and other external consultants as required

Registered Office & General Administration

Minerva will provide registered office and PO Box services to SSN for $1,000 per month.

Accounting Services

Minerva will provide general accounting and bookkeeping services to SSN. These services include, but are not limited to, the following:

•	Bookkeeping and data entry for SSN
•	Preparation of cash position reports and circulation of invoices for approval
•	Maintenance of the company’s bank accounts and payment of creditors
•	Review of monthly trial balance, bank reconciliations etc
•	Preparation of monthly management accounts, to include entering journals for prepayments, accruals etc
•	Preparation of quarterly cashflow report for ASX disclosure purposes
•	Preparation of half year financial report including the co-ordination of the directors’ report information and assisting the auditors with field work as required
•	Preparation of full year financial report including the co-ordination of the director’s report and assisting the auditors with field work as required
•	Preparation of information as required by the tax agent for the completion and lodgement of the income tax returns (if any)
•	Assist management with day-to-day accounting and budgeting tasks
•	Assist management with the preparation of information for discussion at board meetings.

Minerva will only commence work of the services listed above upon receiving instruction from SSN. Work will be charged at our current standard hourly charge rates (excluding GST) and will be billed in indivisible blocks of six minutes each. These are as follows:

Senior Accountant (Ben Bussell)	$200
Junior Accountant (Constance Lian)	$110

Payment of Fees

Fees will be billed monthly in arrears on 14 day terms. Late payment may incur a 10% interest rate per annum at Minerva’s discretion. Disbursements and all reasonable out-of-pocket expenses properly incurred, where not paid for directly by SSN, will be billed on a monthly basis.

Term

Commencement date for this engagement is from 1 May 2019.The minimum initial term will be for a period of 12 months from the date of appointment. After the initial term, either party may terminate this agreement by giving the other party three months’ notice in writing. SSN may dispense with the notice period by paying Minerva the equivalent of three month’s total fees. In the event of a material breach, gross negligence or wilful negligence, either party may terminate this agreement with immediate effect.

Expenses

In addition to the other fees and payments outlined in this agreement, Minerva will be entitled to reimbursement of all expenses reasonably and properly incurred by it in connection with the discharge of its obligations under the agreement, subject to production of all relevant invoices, vouchers and receipts or such other evidence as SSN may reasonably require.

Information and Communication

To enable Minerva to effectively perform its obligations, SSN will apply all reasonable endeavours to ensure that Minerva receives reasonable access to all relevant information and is party to any discussions which could impact upon Minerva’s role. Minerva will provide SSN with such information and assistance as may reasonably be required in order to assist SSN to observe its duties under this agreement.

Confidentiality

Each party will keep confidential all materials and information (other than that already within the public domain) concerning the other party or any of its agents and consultants and will not disclose such information to a third party except:

•	where disclosure is made in the proper performance of a party’s obligations under this agreement to those including, but not limited to, servants or agents of either party requiring the knowledge for a proper purpose or third parties providing legal, taxation, accounting, management or any other professional advice or services in connection with the obligations of either party under this agreement and, in any event, only after the third party has executed a confidentiality agreement complying both in form and in substance with this paragraph; or
•	as may be required by statute of law or by judicial, quasi-judicial or governmental proceedings or court order.

Conflict of Interest

Minerva is not presently aware of any circumstances that, in Minerva’s view, would constitute a conflict of interest or would impair Minerva’s ability to provide objective assistance under this agreement. Minerva undertakes to notify SSN should a conflict of interest arise during this engagement. Upon notification of a conflict of interest, Minerva and SSN will commence discussions regarding the suitability of Minerva’s continued involvement in the engagement and/or appropriate additional procedures to preserve confidentiality and to ensure independence of advice. Minerva reserves the right to terminate this agreement without penalty at any time where Minerva has become aware of a conflict of interest that, in Minerva’s judgement, would impact prejudicially upon Minerva’s obligations either to SSN or to a third party.

Indemnity

In execution of this agreement, SSN agrees to the following provisions:

•	No claim shall be made by SSN against Minerva or any of its directors, employees or agents for any loss or damage relating to or arising from the fulfilment of any of the arrangements either contemplated within this agreement or as requested subsequent to this agreement, except in the case that such loss or damage arises from gross negligence or wilful misconduct.
•	SSN hereby indemnifies Minerva and holds it harmless against all losses, claims, liability, damages, costs, charges and expenses, to the full extent permitted under the Corporations Act 2001 including all reasonable legal fees, disbursements and other expenses (including, but not limited to, the cost of investigation, preparation and testimony by Minerva), suffered, incurred or made against Minerva, relating to or arising from the fulfilment of any of the arrangements either contemplated within this agreement or as requested subsequent to this agreement, except in the case that such loss or damage arises from gross negligence or wilful misconduct.
•	SSN acknowledges that the services to be provided under this agreement are provided by Minerva in its corporate capacity and not by its related bodies corporate or by any of the officers or employees of Minerva in their personal capacity.

Change in Circumstances

The terms and conditions as outlined in this agreement including, inter alia, the remuneration and termination clauses, are based entirely upon Minerva’s current understanding of the circumstances surrounding the scope of work. Should these circumstances change to a material extent, Minerva and SSN commit to commence discussions in good faith on a new basis for the provision of the services described in this agreement involving a renegotiation of fees.

GST

In addition to any other monies payable under this agreement, SSN will pay Minerva all GST that applies to the services provided. The amount of GST payable will be clearly set out in the tax invoices to be provided to SSN.

Insurance

SSN will, in accordance with normal business practice, provide insurance for the Company Secretary (including public liability cover and professional indemnity insurance).

Disclaimer

In performing services for SSN under this agreement, Minerva will exercise reasonable care and attention at all times. However, Minerva will not be liable to SSN for any loss, expense, claim or liability of any kind which may arise out of the performance of the services under this agreement, except to the extent that these arise from gross negligence or wilful misconduct on the part of Minerva.

Governing Law

This agreement will be governed by and construed in accordance with the law of the state of Western Australia and the parties agree to submit to the non-exclusive jurisdiction of the courts of Western Australia and to any court hearing an appeal arising from those courts.

Counterparts

This agreement may be executed in any number of counterparts (including by means of facsimile) each of which will be deemed to be an original for all purposes and all such counterparts taken together are to constitute one and the same instrument.

Please confirm that the terms of this letter are agreed to by SSN, and are in accordance with your understanding with Minerva, by signing and returning the attached “Acceptance of Engagement”.

Yours sincerely,

Nicholas Ong

Managing Director

Minerva Corporate Pty Limited

ACCEPTANCE OF ENGAGEMENT

Our ref: MINERVA -Samson Oil & Gas Ltd

Email/Fax to:

Minerva Corporate

Attention: Nicholas Ong

Email: Nicholas.ong@minervacorporate.com.au

Fax: (08) 9486 4799

Pursuant to a resolution of the Board of Directors of Samson Oil & Gas Ltd, all the terms of your engagement letter dated 18 April 2019 are hereby accepted without amendment.

Authorised by:

/s/ Terry Barr
Signatory

Terry Barr
Name

CEO
Title

30 April, 2019
Date

MINERVA TEAM FOR SSN

Nicholas Ong MBA, BCorn, GradDipAppFin, GradDipACG, MAICD, ACIS, AGIA

Mr. Ong was a principal adviser at the Australian Securities Exchange in Perth and brings 15 years of experience in listing rules compliance and corporate governance. While at the ASX, he oversaw the listing of over 100 companies to the official list of the ASX. Additionally, Mr. Ong was a commercial director at Excelsior Gold Ltd., a public exploration and mining firm. He is also a director of Helios Energy Ltd, Arrow Minerals Ltd, White Cliff Minerals Ltd and CoAssets Ltd, and acts as company secretary for White Cliff Minerals Ltd and Love Group Ltd. He is also a member of the Governance Institute of Australia. Mr. Ong holds a Master of Business Administration from the University of Western Australia and a Bachelor of Commerce from Murdoch University. He also holds graduate diplomas of Applied Finance and Investments and Applied Corporate Governance from the Securities Institute of Australia and the Governance Institute of Australia, respectively.

Ben Bussell B.Bus, GIA (cert)

Ben is a Senior Accountant with over 17 years’ experience in public accounting, corporate accounting and taxation. Ben is currently the Chief Financial Officer of ASX-listed XTD Ltd and several other ASX-listed and private entities. Ben has previously been a non-executive director of several ASX-listed companies including Auroch Minerals Ltd and SWW Energy Ltd. Ben’s current role is primarily focused on preparation of general and special purpose financial reports and managing all aspects of their independent audit and reporting to stakeholders. Ben is currently a member of the Governance Institute of Australia.

Constance Lian M Acc&Fin

Constance earned her Masters Degree in Accounting and Finance from the University of Adelaide and has over 5 years of professional accounting experience in bookkeeping and financial report preparation. She has worked extensively with Australian subsidiaries of international companies on fundamental accounting needs and also has extensive experience in liaising and communicating with Chinese investors. She is currently working towards her Certified Practising Accountants qualification.

Weifan (Faye) Rao MFin BCorn

Faye has a Master of Finance and Bachelor of Commence in Accounting and Accounting Technologies. She has two years’ experience working as an accountant, and decided to pursue a career in Corporate Finance with Minerva. Faye’s primary role includes client relations, company secretariat duties, and financial and transaction analysis for Minerva and its clients. Faye is fluent in English, Cantonese and Mandarin.